Exhibit 99.1

Dendreon Announces Strong Commercial Start to 2015

• Company begins new year exceeding 2014 revenue target and announces first commercial

PROVENGE® (sipuleucel-T) patient outside U.S. starts treatment

SEATTLE – (Business Wire) – JANUARY 14, 2015 – Dendreon Corporation today announced that the company grew sales in four quarters successively, exceeded its revenue target for the first time ever, and achieved cash-flow break even in the fourth quarter (adjusted for non-recurring items), starting 2015 on a strong footing. In addition, the first commercial European patient initiated treatment with PROVENGE® (sipuleucel-T) in Germany – the first country outside of the U.S. to offer the novel immunotherapy for advanced prostate cancer since receiving marketing authorization in the European Union (EU) in 2013.

Dendreon finished 2014 strong with a net product revenue for the year ended December 31, 2014 of $303.8 million compared to $283.7 million for the year ended December 31, 2013. Net product revenue for the fourth quarter ended December 31, 2014 was $79.8 million compared to $74.8 million for the fourth quarter ended December 31, 2013. As of December 31, 2014, Dendreon had approximately $122 million in cash, cash equivalents, and short-term and long-term investments.

“Achieving these three major milestones – delivering four consecutive quarters of year over year growth, exceeding our target revenue and commercializing PROVENGE in Europe – starts 2015 on a positive note,” said W. Thomas Amick, president and chief executive officer of Dendreon. “Dendreon is moving in the right direction, and we are delivering on our commitment to expand access to PROVENGE for advanced prostate cancer patients worldwide.”

In early January, the first commercial patient in Germany began treatment with PROVENGE for advanced prostate cancer, demonstrating Dendreon’s continued commitment to bring the first personalized immunotherapy to patients in new markets. To help meet the need for innovative therapies for advanced prostate cancer in the EU, PROVENGE, which stimulates a patient’s own immune system to fight cancer, is being made available through a growing network of regional cancer treatment centers where select physicians are being trained in the treatment process. Initially, PROVENGE is available at four centers in Germany. Adding to the product’s broadening access, Dendreon has also registered PROVENGE in Puerto Rico, making it available for distribution.

“It is a privilege to be the first institution in the EU using a pioneering therapy like PROVENGE to treat advanced prostate cancer,” said Axel Heidenreich, MD, Uniklinik RWTH Aachen, Klinik for Urologie, Aachen, Germany. “The availability of PROVENGE in Europe gives physicians a brand-new way to fight this difficult-to-treat disease and may extend the lives of patients, who currently have limited effective therapies available.”

In 2012, approximately 417,000 men were diagnosed with prostate cancer in Europe, and more than 92,000 men died from the disease.1

PROVENGE is approved in the EU for the treatment of asymptomatic or minimally symptomatic metastatic (non-visceral) castrate resistant prostate cancer in male adults in whom chemotherapy is not yet clinically indicated. Dendreon received marketing authorization for PROVENGE from the European Commission in September 2013, which provides approval for the commercialization of PROVENGE in all 28 countries of the EU as well as Norway, Iceland and Liechtenstein. The product is also approved by the Food and Drug Administration in the United States.

On November 10, 2014, Dendreon announced that it reached agreements on the terms of a financial restructuring with the Senior Noteholders of the Company’s 2.875% Convertible Senior Notes due 2016, representing approximately 84% of the $620 million aggregate principal amount of the 2016 Notes. Under the terms of the agreements, the financial restructuring may take the form of a stand-alone recapitalization or a sale of the Company or its assets. To implement the financial restructuring contemplated under the agreements with the relevant Senior Noteholders, Dendreon and its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. The transactions under the agreements will enable continued delivery of PROVENGE without disruption or impact to access for providers and appropriate patients in need of this revolutionary personalized immunotherapy treatment.

Important Safety Information for PROVENGE

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate-resistant (hormone-refractory) prostate cancer.

Before getting PROVENGE, tell your doctor if you:

•	Have heart problems

•	Have lung problems

•	Have a history of stroke

•	Take any other medicines including prescription and nonprescription drugs, vitamins, and dietary supplements.

What are the possible side effects of PROVENGE?

PROVENGE infusion can cause serious reactions.

Tell your doctor right away if you:

•	Have breathing problems, chest pains, racing heart or irregular heartbeats, high or low blood pressure, dizziness, fainting, nausea, or vomiting after getting PROVENGE. Any of these may be signs of heart or lung problems.

•	Develop numbness or weakness on one side of the body, decreased vision in one eye or difficulty speaking. Any of these may be signs of a stroke.

•	Develop symptoms of thrombosis which may include pain and/or swelling of an arm or leg with warmth over the affected area, discoloration of an arm or leg, unexplained shortness of breath or chest pain that worsens on deep breathing.

•	Get a fever over 100°F, or redness or pain at the infusion or collection sites. Any of these may be signs of infection.

The most common side effects of PROVENGE include chills, fatigue, fever, back pain, nausea, joint ache, and headache.

These are not all the possible side effects of PROVENGE treatment. For more information, talk with your doctor.

Call your doctor for medical advice about side effects. You may report side effects to the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For more information on PROVENGE, please see the Full Prescribing Information or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington. For more information about the Company and its programs, visit http://www.dendreon.com/.

Certain information in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that are not statements of historical fact, and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release should be considered forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions are often used to identify forward-looking statements. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties, including, among others, the potential adverse impact of the Chapter 11 filings on Dendreon’s liquidity or results of operations, changes in Dendreon’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Dendreon’s operations, the outcome or timing of the Chapter 11 process and the proposed stand-alone restructuring, asset sale or plan sale (including the occurrence or likelihood of qualified bids or an auction), the effect of the Chapter 11 filings or proposed stand-alone restructuring, asset sale or plan sale on Dendreon’s relationships with third parties, regulatory authorities and employees, proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed stand-alone restructuring, asset sale or plan sale, Bankruptcy Court approval or other conditions or termination events in connection with the proposed stand-alone restructuring, asset sale or plan sale, and the timing or amount of any distributions to Dendreon’s stakeholders. For a discussion of some of the additional risks and important factors that Dendreon believes could cause actual results or events to differ from the forward-looking statements that it makes, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Dendreon’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Dendreon to predict or assess the impact of every factor that may cause its actual results or events to differ from those contained in any forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Any forward-looking statements speak only as of the date of this press release. Dendreon undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Dendreon Corporation

Corporate Communications

April Falcone, 206-829-1622

media@dendreon.com

Source: Dendreon Corporation

References

1.	Ferlay, EJC 49 (2013). 1374-1403

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